Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Amerant Bancorp Inc. of our report dated March 4, 2022, relating to the consolidated financial statements of Amerant Bancorp Inc., appearing in the Annual Report on Form 10-K of Amerant Bancorp Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Miami, Florida
June 17, 2022

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